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                                                                    EXHIBIT 99.1


Micro Therapeutics Receives $56 Million Financing Commitment from Warburg Pincus-Managed Investor

IRVINE, Calif. - May 29, 2001 -- Micro Therapeutics, Inc. (Nasdaq: MTIX) announced today that it has received a $56 million financing commitment from Micro Investment, LLC, a limited liability company managed by Warburg, Pincus Equity Partners, L.P. This financing will support Micro Therapeutics' (MTI) ongoing clinical, marketing and new product development programs, principally for the company's innovative Onyx(TM) Liquid Embolic System. "This momentous transaction should provide MTI with the capital required to maximize the clinical and commercial potential of Onyx, an important therapeutic option for the treatment of neurovascular disorders that can cause hemorrhagic stroke," said John Rush, president and chief executive officer of Micro Therapeutics. "We are delighted to have the financial muscle of an investor controlled by Warburg Pincus as a partner in helping MTI realize its goals."

Under the terms of the agreement, the financing will consist of a two-stage private placement of common stock. The first stage, expected to be funded by the end of this week, involves the private placement of nearly 2.0 million shares of common stock at a price of $3.75 per share, resulting in the receipt of proceeds by MTI of nearly $7.5 million before transaction expenses. The second stage of the investment will comprise the placement of approximately 8.1 million shares of common stock at a price of $6.00 per share, giving MTI proceeds of approximately $48.5 million before transaction expenses. MTI has agreements with other parties, which allow those parties to participate in private equity financings. If those parties elect to fully participate in this financing, an aggregate of approximately 10 million shares will be issued to the investor and the other parties in the second stage at a price of approximately $5.92 per share, giving MTI proceeds in the second stage of approximately $59 million. Under Nasdaq Stock Market rules, stockholder approval will be required for the closing of the second stage of the investment since it would result in ownership by the investor of more than 50 percent of MTI's outstanding common shares.

Warburg Pincus is a global private equity investment firm and has been one of the world's leading direct equity investors in healthcare for the past 27 years. The Vertical Group, a leading U.S. venture capital firm focused on investments in medical device companies, is also a member of Micro Investment, LLC.

In conjunction with the first stage of the investment, Dale A. Spencer, a member of Micro Investment, LLC, shall be appointed to MTI's Board of Directors upon the funding of the first stage. From 1982 until 1995, Mr. Spencer was president and chief executive officer of SciMed Life Systems, a world leader in catheter-based solutions for coronary artery disease. SciMed was acquired by Boston Scientific in 1995, and Mr. Spencer served as a member of Boston Scientific's Board of Directors from 1995 until 1999. Currently, he is an investor in emerging medical device companies, and is chairman of the Board of Directors of EndiCOR Medical, a privately-owned medical device company.

Separately, MTI announced that Samuel E. Navarro has voluntarily resigned from MTI's board due to the demands of his new position as a Managing Director at The Galleon Group, a $5 billion hedge fund based in New York City. Mr. Navarro was, prior to joining The Galleon Group, Global Head of Health Care Investment Banking at ING Barings. Mr. Navarro will, however, continue to serve as a consultant to MTI.

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"MTI is fortunate to be getting the benefit of Dale's success and experience as part of this transaction," commented Rush. "At the same time, we wish to thank Sam for his many years of guidance as an analyst, investment banker and, most recently, member of our board. We wish him well in this new phase of his career, and we look forward to continuing to benefit from his insight."

Upon closing of the second stage of the investment, the investor will have the right to nominate three additional members to MTI's Board of Directors, which, at that time, will be expanded from six to seven members.


Conference Call

On Tuesday, May 29, 2001, MTI will host a conference call beginning at 1:30 p.m. PDT to further discuss the transaction. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, anticipated effects of the transaction on the company's operations, and any comments the company may make about its future in response to questions from those participating in the conference call. The conference call will be available to interested parties through a live audio Internet broadcast at www.streetfusion.com. The call will be archived and available at www.streetfusion.com. beginning 4:30 p.m., PDT, Tuesday, May 29, 2001 through 4:30 p.m., PDT, Tuesday, June 12 2001.

The common stock issued, or to be issued upon stockholder approval, in this transaction has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. MTI has agreed to use its best efforts to register all of the common stock relating to this transaction with the SEC as soon as practicable following the closing of the second stage. U.S. Bancorp Piper Jaffray acted as the financial advisor to Micro Therapeutics in this transaction.


About Onyx

Onyx is a liquid embolic material that is delivered through MTI's proprietary micro catheters directly into a targeted vascular malformation, such as an aneurysm or arteriovenous malformation (AVM). Once inside the targeted malformation, the liquid quickly transforms into a spongy polymer mass designed to seal off the malformation from blood flow. Onyx is non-adhesive, which enhances controllability during delivery, and it is visible under fluoroscopy-allowing clinicians a clear view of the embolization procedure in real-time.

In the United States, MTI is conducting pivotal clinical trials for the use of Onyx in the treatment of brain aneurysms and AVMs. In Europe, MTI has received CE Mark to commercially promote Onyx for use in the treatment of aneurysms, AVMs, tumor embolization and certain peripheral applications. Worldwide, across all therapies, Onyx has been used in approximately 900 procedures.


About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive devices for the diagnosis and treatment of vascular disease. MTI was founded in June 1993 and shortly thereafter, launched a single line of minimally invasive devices for the treatment of blood clots. In addition to

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Onyx, MTI's current product line portfolio includes more than 130 medical devices serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the company's ability to obtain stockholder approval in connection with this transaction, product development, risks and results of clinical testing, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.'s operating and financial results are described in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



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